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                                                                      EXHIBIT 21


                                 Subsidiaries
- Mercantile Bank, a Florida Banking Corporation
  425 22nd Avenue North
  St. Petersburg, Florida 33704
  (100% owned by Gulf West Banks, Inc.)

- Liberty Leasing Corporation
  5440 Mariner Street
  Suite 204
  Tampa, Florida  33609
  (100% owned by Gulf West Banks, Inc.)